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                                                                 EXHIBIT 99.D
                               A. M. CASTLE & CO.
                     LONG TERM INCENTIVE COMPENSATION PLAN


         1. History, Purpose and Effective Date. A. M. Castle & Co., a Delaware corporation (the "Company"), has established this Long Term Incentive Compensation Plan (the "Plan") to aid the Company in attracting and retaining senior executives and other key management employees of outstanding ability, motivating superior effort and performance levels by plan participants, providing the Company with an effective tool for directing and focusing senior executives on longer-term challenges, reinforcing a desired management culture of teamwork and cooperation, and rewarding achievement of increases in shareholder value superior to those of United States industry. The effective date of the Plan is January 1, 1989.

         2. Administration. The Plan shall be administered and interpreted by the Human Resources Committee of the Company's Board of Directors (the "Committee"). Any interpretation of the Plan and any decision on any matter within the Committee's discretion made by it in good faith shall be binding on all persons.

         3. Participation and Maximum Award Percentages. For each Performance Cycle (as described in paragraph 4), the Committee shall designate the senior executives and key management employees of the Company who shall be Participants in the Plan and shall establish a Maximum Award Percentage with respect to each such Participant for such Performance Cycle.

         4. Performance Cycles. Incentive compensation payable under the Plan shall be determined on the basis of Performance Cycle, each of which shall be a three-consecutive-calendar-year period. Performance Cycles shall commence on January 1 occurring on or after January 1, 1987.

         5. Performance Awards. Subject to the terms and conditions of the Plan, each Participant in the Plan for any Performance Cycle shall be entitled to a Performance Award if the annual compounded total return (based upon stock appreciation and deemed reinvestment of dividends) on the Company's common stock for that Performance Cycle equals or exceeds 1.5% plus the annual compounded total return on the common stock of the Standard & Poor's 500 Industrials for such period. Subject to the terms and conditions of the Plan, a Participant's Performance Award for a Performance Cycle shall be an amount equal to the product of (i) the Participant's Base Salary (as defined below) multiplied by (ii) his Maximum Award Percentage determined under Paragraph 3 and further multiplied by (iii) the applicable Attainment Percentage for that Performance Cycle determined under the following Schedule (using straight line interpolation for total returns between the maximum and minimum returns shown):

         Company's Total Return                    Attainment Percentage
         ----------------------                    ---------------------
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           S & P 500 + 1.500%                                   33%
           S & P 500 + 3.500%                                   67%
           S & P 500 + 5.500%                                  100%

A Participant's "Base Salary" for the Performance Cycles beginning on January 1, 1987 and January 1, 1988 shall be equal to his base salary rate in effect on December 31, 1988. For each other Performance Cycle, a Participant's Base Salary shall be equal to his base salary rate in effect on the June 30th of the second year of the Performance Cycle or, if earlier, the June 30th immediately preceding his death or retirement.

         6. Limitations on Performance Awards. Notwithstanding the provisions of paragraph 5, no Performance Award shall be made for any Performance Cycle if the Company's earnings for the last year of that Performance Cycle are less than the highest annual dividend paid by the Company in any of the three calendar years immediately preceding the last year of the Performance Cycle.

         7. Payment of Awards. A Participant's Performance Award for any Performance Cycle shall be payable as soon as practicable after the end of that Performance Cycle in the form of shares of the Company's common stock with a fair market value equal to the amount of the Participant's Performance Award, subject to the following:

         (a)     fractional shares shall be disregarded;

         (b) fifty percent of the shares awarded to a Participant for any Performance Cycle shall be restricted in accordance with subparagraph (c) below until the first anniversary of the last day of the Performance Period, and the balance shall be so restricted until the second anniversary of the last day of the Performance Cycle;

         (c) during the period for which it is restricted under subparagraph (b) above (the "Restricted Period"), any share of common stock awarded to a Participant under the Plan may not be sold, transferred, pledged or otherwise assigned or encumbered and shall be subject to forfeiture in accordance with paragraph 8;

         (d) each certificate issued with respect to such shares shall be registered in the name of the Participant and deposited with the Company until the end of the applicable Restricted Period; and

         (e) subject to the provisions of paragraph 8, each share of common stock awarded to a Participant under the Plan shall be distributed to him, free of all restrictions, promptly after the termination of the applicable Restricted Period.

For purposes of the Plan, the fair market value of a share of the Company's common stock shall be determined on the basis of the closing price of a share of the Company's common stock on the last day of the Performance Cycle as quoted on the American Stock exchange Composite


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Transactions or other principal market quotation selected by the Committee.

         8.      Termination of Employment.

         (a) Generally. If a Participant's employment with the Company terminates for any reason other than Death or Retirement (as defined below), the Participant shall not be entitled to a Performance Award for any Performance Cycle during which such termination occurs, and he shall forfeit all shares of common stock previously awarded to him under the Plan with respect to which the Restricted Period has not terminated.

         (b) Retirement. If a Participant's employment with the Company terminates by reason of his Retirement, the Participant shall be entitled to a Performance Award for each Performance Cycle during which his Retirement occurs as if he continued in the employ of the Company through the last day of the Performance Cycle; provided, however, that the Committee may reduce any such award to the extent it deems such reduction appropriate to reflect the portion of the Performance Cycle elapsed prior to his Retirement; and provided, further, that if the retired Participant at any time performs any services as a consultant or employee or otherwise for a competitor of the Company, he shall forfeit any Performance Award not yet paid to him and any common stock previously awarded under the Plan for which the applicable Restricted Period has not terminated. For purposes of the Plan, the term "Retirement" means retirement on or after attainment of early retirement age under any applicable retirement plan of the Company.

         (c) Death. If a Participant's employment with the Company terminates by reason of his Death, the Participant's estate shall be entitled to a Performance Award for each Performance Cycle during which such Death occurs as if the Participant continued in the employ of the Company through the last day of the Performance Cycle; provided, however, that the Committee may reduce any such award to the extent it deems such reduction appropriate to reflect the portion of the Performance Cycle elapsed prior to the Participant's Death; and provided, further, that any shares so awarded shall be free of any restrictions under paragraph 7. The remaining Restricted Period of any shares of common stock awarded to a Participant prior to his Death shall terminate as of the date of his Death and such shares shall be distributed to the Participant's estate free of all restrictions.

         9. Adjustments. Notwithstanding the foregoing provisions of the Plan, in the event of any corporate change which would materially and unjustly affect the Attainment Percentage for any Performance Cycle, the Committee shall make such equitable adjustments under the Plan as it determines are consistent with the purpose of the Plan, and will fairly preserve the benefits of the Plan to the Participant and the Company. Corporate changes for purposes of the preceding sentence shall include,


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but are not limited to, changes in the Company's accounting policies, acquisitions and divestitures.

         10. Withholding. Any payment under the Plan is subject to withholding for payment of all applicable taxes. In the discretion of the Committee, the Company shall retain that portion of any Performance Award which is equal to the amount required for withholding of income taxes.

         11. Nontransferability. The interests of Participants under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

         12. Applicable Law. The Plan shall be construed and administered in accordance with the internal laws of the State of Illinois.

         13. Successors. The Plan shall be binding upon any assignee or successor in interest to the Company whether by merger, consolidation or the sale of all or substantially all of the Company's assets.

         14. Amendment and Termination. The Plan may be amended or terminated at any time by resolution of the Company's Board of Directors or its Human Resources Committee.